Supplement to Proxy Statement of Computer Outsourcing Services, Inc. dated April 25, 2000


Computer Outsourcing Services, Inc. (Nasdaq:COSI) today announced that Zach Lonstein, Chairman of CEO of COSI has agreed to grant to DB Capital Partners and Sandler Capital an option to purchase up to an aggregate of 750,000 shares of his common stock in COSI at a purchase price of $25.00 per share. The option will expire on the 7th anniversary of the date of grant. This option is being granted in connection with the proposed investment by DB Capital Partners and Sandler Capital in convertible preferred stock and warrants to purchase common stock of the Company and the granting of the option is contingent upon the consummation of that investment.